   As filed with the Securities and Exchange Commission on September 20, 1996
                           Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               CENTURA BANKS, INC.
             (Exact name of Registrant as specified in its charter)


      North Carolina                                     56-1688522
 (State of Incorporation)                     (IRS Employer Identification No.)

           134 North Church Street, Rocky Mount, North Carolina 27804
                    (Address of principal executive offices)


                         CENTURA BANKS, INC. 401(K) PLAN

                            (Full title of the Plan)


                              Joseph A. Smith, Jr.
                     General Counsel and Corporate Secretary
                               Centura Banks, Inc.
                             134 North Church Street
                        Rocky Mount, North Carolina 27804
                                 (919) 977-4400
           (Name, address, and telephone number of agent for service)

                                   Copies to:

                            M. Guy Brooks, III, Esq.
                            Poyner & Spruill, L.L.P.
                              Post Office Box 10096
                          Raleigh, North Carolina 27605
                                 (919) 783-2878


                  --------------------------------------------


         In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.


                  (Facing Page Continued on the following page)

                          (CONTINUATION OF FACING PAGE)



                         CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------------------

                                                     Proposed                  Proposed
Title of                   Amount                    Maximum                   Maximum
Securities                  to be                    Offering                  Aggregate                 Amount of
to be                    Registered                  Price Per                 Offering                  Registration
Registered                  (1)(2)                   Share (3)                 Price (3)                 Fee (3)
- ------------------------------------------------------------------------------------------------------------------------

Common Stock               500,000                    $39.56                    $19,780,000              $6,820.69
(no par value)             Shares
- ------------------------------------------------------------------------------------------------------------------------

(1) Represents additional shares of Common Stock not previously registered as part of the Registrant's Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-8 Registration Statement (No. 33-33773).

(2) Plus such additional number of shares as may be required under the Plan in the event of a stock dividend, split-up of shares, recapitalization, or other similar change in the Common Stock.

(3) Estimated pursuant to Rule 457(h)(1) solely for purposes of calculating the registration fee, upon the basis of the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange Composite Tape on September 16, 1996.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.           PLAN INFORMATION.

         This Registration Statement relates to the registration of Five Hundred Thousand (500,000) additional shares of the no par value common stock ("Common Stock") of Centura Banks, Inc. (the "Registrant") for issuance or delivery under the Centura Banks, Inc. 401(k) Plan (the "Plan"). Five Hundred Thousand (500,000) shares of the Registrant's Common Stock were originally registered for issuance or delivery under the Plan as part of the Registrant's Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-8 (No. 33-33773). This Registration Statement also relates to an indeterminant amount of interests to be offered or sold pursuant to the Plan and to an indeterminant number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as a result of a reclassification, reorganization, recapitalization, stock split, stock dividend, or similar occurrence that makes an adjustment of shares just and appropriate. Documents containing the information specified in Part I of Form S-8 will be sent or given to participants under the Plan as specified by Rule 428(b)(1).


ITEM 2.           REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
                  INFORMATION.

         See response to Item 1 above.



                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

         (b) The Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996 and June 30, 1996.

         (c) The Registrant's Current Reports on Form 8-K dated January 8, February 28, March 12, March 20, April 3, April 16, April 18, May 17, May 24, June 14, July 2, July 12, July 29, August 16, August 22, and September 4, 1996.

         (d) The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A filed October 19, 1990 under the Exchange Act, including any other amendment or report filed for the purpose of updating such description.

         (e) The Plan's Annual Report on Form 11-K for the year ended December 31, 1995.

         Any information included or incorporated by reference in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995 in response to Items 402(a)(8), (i), (k), or (l) of Regulation S-K of the Commission is not incorporated herein and is not part of this Registration Statement.

         All documents subsequently filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.           DESCRIPTION OF SECURITIES.

         The Registrant's Common Stock is registered under Section 12 of the Exchange Act.


ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the shares of Common Stock offered hereby will be passed upon for the Registrant by Poyner & Spruill, L.L.P., Counsel to the Registrant. Charles T. Lane, a partner with Poyner & Spruill, L.L.P., is a director of the Registrant. As of

March 31, 1996, Mr. Lane owned beneficially 26,082 shares of the Registrant's Common Stock, and other members of the firm of Poyner & Spruill, L.L.P. beneficially owned, in the aggregate, approximately 65,132 shares of the Registrant's Common Stock.


ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 55-8-50 through 55-8-58 of the General Statutes of North Carolina provide for indemnification of directors, officers, employees, and agents of a North Carolina corporation. Subject to certain exceptions, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (i) he conducted himself in good faith; and (ii) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and (b) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Moreover, unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of a director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses. A director may also apply for court-ordered indemnification under certain circumstances.

         Unless a corporation's articles of incorporation provide otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; (ii) the corporation may indemnify or advance expenses to an officer, employee, or agent of a corporation to the same extent as to a director; and
(iii) a corporation may also indemnify or advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

         In addition and separate and apart from the indemnification rights discussed above, the above-cited statutes further provide that a corporation may, in its articles of incorporation or bylaws, or by contract or resolution, indemnify or agree to indemnify any one of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or as a trustee or administrator under an employee benefit plan. Any such provision for indemnification may also include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

         As permitted by the North Carolina statutory provisions explained above, Article IX, Section 4 of the Bylaws of the Registrant provides as follows:

                  Any person who at any time serves or has served as a director or officer of the Corporation, or at the request of the Corporation is or was serving as an officer, director, agent, partner, trustee, or employee for any other foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, shall be indemnified by the Corporation to the fullest extent from time to time permitted by law in the event he is made, or is threatened to be made, a party to any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit, or proceeding and any appeal therein (and any inquiry or investigation that could lead to such action, suit or proceeding), whether or not brought by or on behalf of the Corporation, seeking to hold him liable by reason of the fact that he is or was acting in such capacity. In addition, the Board may provide such indemnification for other employees and agents of the Corporation as it deems appropriate.

                  The rights of those receiving indemnification hereunder shall, to the fullest extent from time to time permitted by law, cover (i) reasonable expenses, including without limitation all attorneys' fees actually and necessarily incurred by him in connection with any such action, suit, or proceeding; (ii) all reasonable payments made by him in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty, or settlement for which he may have become liable in such action, suit, or proceeding; and (iii) all reasonable expenses incurred in enforcing the indemnification rights provided herein.

                  Expenses incurred by a director in defending a proceeding may be paid by the Corporation in advance of the final disposition of such proceeding as authorized by the Board of Directors in the specific case or as authorized or required under any provision in the Bylaws or by an applicable resolution or contract upon receipt of an undertaking by or on behalf of the director to repay such amounts unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation against such expenses.

                  The board of directors of the Corporation shall take all such action as may be necessary and appropriate to authorize the Corporation to pay the indemnification required by this bylaw, including without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due him.

                  Any person who at any time serves or has served in any of the aforesaid capacities for or on behalf of the Corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. Any repeal or modification of these indemnification provisions shall not affect any rights or obligations existing at the time of such repeal or modification. The rights provided for herein shall inure to the benefit of the legal representatives of any such person and shall not be exclusive of any other rights to which such person may be entitled apart from the provisions of this bylaw.

                  The rights granted herein shall not be limited by the provisions contained in N.C. Gen. Stat. ss.55-8-51 (or its successor).

         As permitted by applicable statutes, the Registrant has purchased a standard directors' and officers' liability policy which will, subject to certain limitations, indemnify the Registrant and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacities as such.

         The indemnification provisions in the Bylaws may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act").


ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.


ITEM 8.           EXHIBITS.

Exhibit No.                     Description                                                   Reference

         4.1                    Excerpts from the Registrant's                                Incorporated
                                Articles of Incorporation and                                 by Reference
                                Bylaws relating to rights of
                                holders of the Registrant's
                                capital stock (incorporated by
                                reference to Exhibit 4 of the
                                Registrant's Form S-4
                                Registration Statement No.
                                33-33773 originally filed with
                                the Commission on March 8,
                                1990).


         4.2                    Centura Banks, Inc. 401(k) Plan.                              Filed herewith


         4.3                    First Amendment to the                                        Filed herewith
                                Centura Banks, Inc. 401(k) Plan.

         5                      Opinion of Poyner & Spruill,                                  Filed herewith
                                L.L.P.

         24.1                   Consent of Poyner & Spruill,                                  Filed herewith
                                L.L.P. (included in Exhibit 5).


         24.2                   Consent of KPMG Peat Marwick LLP.                             Filed herewith

         25                     Power of Attorney from                                        Filed herewith
                                Directors and Officers of
                                Registrant.

In reference to Exhibit 5, the Registrant undertakes that it will submit (and has submitted) the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

ITEM 9.           UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been sealed by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                         SIGNATURES AND POWER OF ATTORNEY

         THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rocky Mount, State of North Carolina, on the 17th day of September, 1996.

                             CENTURA BANKS, INC.
                             Registrant


                                   /s/ Robert R. Mauldin
                             By:_________________________________
                                Robert R. Mauldin
                                Chairman of the Board and
                                  Chief Executive Officer


         POWER OF ATTORNEY. Each person whose signature appears below appoints Joseph A. Smith, Jr., General Counsel and Corporate Secretary of the Registrant, with full power of substitution, as attorney-in-fact to execute in their respective names on their behalf individually, and in each capacity stated below, the Registration Statement and one or more amendments (including post-effective amendments) to the Registration Statement as the attorney-in-fact and to file any such Registration Statement and any amendment to the Registration Statement with the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                          CAPACITY                                           DATE
/s/ Robert R. Mauldin
_________________________                          Chairman of the Board,                             September 17, 1996
Robert R. Mauldin                                  Director, and Chief
                                                   Executive Officer


*                                                  Director, President, and                           _________, 1996
- ------------------------
Cecil W. Sewell, Jr.                               Chief Operating Officer


*                                                  Director, Group Executive                          _________, 1996
- -------------------------
Frank L. Pattillo                                  Officer, and Chief
                                                   Financial Officer




                                                                 9




*                                                  Director and Group Execu-                          _________, 1996
- -------------------------
William H. Wilkerson                               tive Officer


*                                                  Principal Accounting Officer                       _________, 1996
- -------------------------
Ann K. Lawson


*                                                  Director                                           _________, 1996
- -------------------------
William H. Kincheloe


*                                                  Director                                           _________, 1996
- -------------------------
O. Tracy Parks III


*                                                  Director                                           _________, 1996
- -------------------------
Richard H. Barnhardt


*                                                  Director                                           _________, 1996
- -------------------------
Charles T. Lane


*                                                  Director                                           _________, 1996
- -------------------------
J. Richard Futrell, Jr.


*                                                  Director                                           _________, 1996
- -------------------------
Thomas A. Betts, Jr.


*                                                  Director                                           _________, 1996
- -------------------------
C. Wood Beasley


*                                                  Director                                           _________, 1996
- -------------------------
Alexander P. Thorpe III


*                                                  Director                                           _________, 1996
- -------------------------
John H. High


*                                                  Director                                           _________, 1996
- -------------------------
Robert L. Hubbard


*                                                  Director                                           _________, 1996
- -------------------------
H. Tate Bowers



                                                                 10





*                                                  Director                                           _________, 1996
- -------------------------
Ernest L. Evans


*                                                  Director                                           _________, 1996
- -------------------------
William D. Hoover


*                                                  Director                                           _________, 1996
- -------------------------
Jack A. Moody


*                                                  Director                                           _________, 1996
- -------------------------
Clifton H. Moore


*                                                  Director                                           _________, 1996
- -------------------------
Joseph H. Nelson


                                                   Director                                           _________, 1996
George T. Stronach III


*                                                  Director                                           _________, 1996
- -------------------------
Joseph L. Wallace, Jr.


*                                                  Director                                           _________, 1996
- -------------------------
Charles P. Wilkins


*                                                  Director                                           _________, 1996
- ------------------------
Charles M. Reeves, III


*                                                  Director                                           _________, 1996
- ------------------------
William H. Redding, Jr.

      /s/ Joseph A. Smith, Jr.
*By:__________________________                                                                        September 17, 1996
    Joseph A. Smith, Jr.
    Attorney-in-Fact



     THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rocky Mount, State of North Carolina, on the 17th day of September, 1996.

                         CENTURA BANKS, INC. 401(k) PLAN

                         By: CENTURA BANK, Trustee

                              /s/ Robert R. Mauldin
                         By:____________________________
                            Robert R. Mauldin
                            Chairman of the Board and
                            Chief Executive Officer

                                  EXHIBIT INDEX


                                                                                              Sequentially
Exhibit No.                     Description                                                   Numbered Page

         4.1                    Excerpts from the Registrant's                                Incorporated
                                Articles of Incorporation and                                 by Reference
                                Bylaws relating to rights of
                                holders of the Registrant's
                                capital stock (incorporated by
                                reference to Exhibit 4 of the
                                Registrant's Form S-4
                                Registration Statement No.
                                33-33773 originally filed with
                                the Commission on March 8,
                                1990).

         4.2                    Centura Banks, Inc. 401(k) Plan.

         4.3                    First Amendment to the
                                Centura Banks, Inc. 401(k) Plan.

         5                      Opinion of Poyner & Spruill,
                                L.L.P.

         24.1                   Consent of Poyner & Spruill,                                  Included in
                                L.L.P. (included in Exhibit 5).                               Exhibit 5

         24.2                   Consent of KPMG Peat Marwick LLP.

         25                     Power of Attorney from Certain
                                Directors and Officers of
                                Registrant.

